EXHIBIT 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2017 First Quarter
Financial Results
EAST AURORA, NY, May 4, 2017 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three months ended April 1, 2017. Earnings per share for prior periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 11, 2016.

	Three Months Ended
	April 1, 2017	April 2, 2016	% Change

Sales	$152,396	$159,530	(4.5)%
Gross profit	$38,317	$39,483	(3.0)%
Gross margin	25.1%	24.7%
SG&A	$21,693	$21,884	(0.9)%
SG&A percent of sales	14.2%	13.7%
Income from Operations	$16,624	$17,599	(5.5)%
Operating margin %	10.9%	11.0%
Net Income	$11,587	$11,485	0.9%
Net Income %	7.6%	7.2%

Peter J. Gundermann, President and Chief Executive Officer, commented “As anticipated, first quarter results were similar to the last few quarters of 2016. We expect revenue to grow sequentially through the remainder of this year and continue to believe we are well-positioned generally. However, we are also sensitive to some gathering headwinds, so we have moved our revenue range down accordingly. Nonetheless, we are making excellent progress on a wide range of substantial opportunities which we believe will become apparent this year, justifying our enthusiasm for the future.”

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

Consolidated Review
First Quarter 2017 Results
Consolidated sales were down $7.1 million from the same period last year. Aerospace segment sales of $136.8 million were down $1.5 million and Test Systems segment sales of $15.6 million were down $5.7 million.
Consolidated gross margin was 25.1% in the first quarter of 2017 compared with 24.7% in the first quarter of 2016. The solid margin performance was the result of improved operational efficiencies and product mix which offset the impact of lower sales volume. Engineering and Development (“E&D”) costs were $22.9 million in the quarter, down slightly from $23.3 million of E&D costs in last year’s first quarter. As a percent of sales, E&D was 15.0% and 14.6% in the first quarters of 2017 and 2016, respectively.
Selling, general and administrative (“SG&A”) expenses were $21.7 million, or 14.2% of sales, in the first quarter of 2017 compared with $21.9 million, or 13.7% of sales, in the same period last year.
The effective tax rate for the quarter was 25.2%, compared with 30.4% in the first quarter of 2016. The 2017 first quarter tax rate was favorably impacted by excess tax benefits associated with employee share-based compensation and also benefited from decreases in foreign tax rates.
Net income was $11.6 million, or $0.38 cents per diluted share.
During the first quarter, the Company repurchased approximately 148,000 shares at an aggregate cost of $4.4 million under its share repurchase program. Since the inception of the program in February 2016, the Company has repurchased approximately 671,000 shares at an aggregate cost of $22.0 million.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2017 Results
Aerospace segment sales decreased by $1.5 million, or 1.1%, when compared with the prior year’s first quarter to $136.8 million.
Electrical Power & Motion sales decreased $2.9 million, or 3.9%, largely driven by lower sales of in-seat and cabin power products. Systems Certification sales decreased by $2.4 million on lower project activity. These decreases were partially offset by a $2.1 million increase in sales of Lighting & Safety products and a $1.7 million increase in Avionics products sales.
Aerospace operating profit for the first quarter of 2017 was $19.8 million, or 14.4% of sales, compared with $18.7 million, or 13.5% of sales, in the same period last year. Aerospace E&D costs remained consistent when compared with the same period last year at $20.3 million.
Aerospace orders in the first quarter of 2017 were $122.8 million. Backlog was $205.2 million at the end of the first quarter of 2017.
Mr. Gundermann commented, “While our Aerospace revenue has been improving sequentially the last two quarters, it is apparent that we are working our way through a soft patch in the market, with some program delays, market pricing pressure, and the slowing conditions in the widebody market. Still, we anticipate posting a new record in Aerospace revenue for 2017.”

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2017 Results
Sales in the first quarter of 2017 decreased approximately $5.7 million to $15.6 million compared with the same period in 2016, a decrease of 26.6%. Sales to the Semiconductor market decreased $2.5 million and sales to the Aerospace and Defense market decreased $3.2 million compared with the same period in 2016.
Operating profit was $0.3 million, or 2.0% of sales, compared with $2.2 million, or 10.4% of sales, in last year’s first quarter. The decrease in operating profit was the result of lower volumes. E&D costs were $2.5 million, down from $3.0 million in the first quarter of 2016.
Orders for the Test Systems segment in the quarter were $24.2 million, for a book-to-bill ratio of 1.56 for the quarter. Backlog was $47.6 million at the end of the first quarter of 2017.
Mr. Gundermann commented, “Although our Test business had a weak start to the year, we saw relatively strong bookings in the quarter, and expect results to improve markedly as we move through 2017. We have seen some program awards slide, but believe we are operating in a target rich environment which will produce a number of substantial wins yet this year.”
2017 Outlook
Consolidated sales in 2017 are forecasted to be in the range of $635 million to $690 million, which represents a decline from the high end of the previous range. Approximately $545 million to $580 million of revenue is expected from the Aerospace segment and $90 million to $110 million from the Test Systems segment.
Consolidated backlog at April 1, 2017 was $252.7 million, of which approximately $218.7 million is expected to ship in 2017.
Assuming no change in the federal statutory rate, the effective tax rate for 2017 is expected to be in the range of 28% to 31%.
Capital equipment spending in 2017 is expected to be in the range of $21 million to $25 million.
E&D costs are expected to be in the range of $93 million to $95 million excluding the engineering costs from the acquired Custom Control Concepts business.
Mr. Gundermann concluded, “We are disappointed to be lowering our revenue forecast so early in the year, but we are facing some headwinds along the lines of schedule delays, pricing pressure, and weakening conditions in certain of our markets, including in particular the widebody commercial airplane market. At the same time, we continue to hold leading market positions and are making important progress in key areas. We expect 2017 to be a year of progress compared with 2016, and that we will carry strong momentum into the future.”

First Quarter 2017 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13659615. The telephonic replay will be available from 2:00 p.m. on the day of the call through Thursday, May 11, 2017. A transcript will also be posted to the Company’s Web site once available.

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries.  Astronics’ products and services include advanced, high-performance electrical power generation and distribution systems, seat motion solutions, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems.  Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial.  Through its wholly owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices.  The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/1/2017	4/2/2016
Sales	$152,396	$159,530
Cost of products sold	114,079	120,047
Gross profit	38,317	39,483
Gross margin	25.1%	24.7%

Selling, general and administrative	21,693	21,884
SG&A % of sales	14.2%	13.7%
Income from operations	16,624	17,599
Operating margin	10.9%	11.0%

Interest expense, net	1,133	1,087
Income before tax	15,491	16,512
Income tax expense	3,904	5,027
Net income	$11,587	$11,485
Net income % of sales	7.6%	7.2%

*Basic earnings per share:	$0.40	$0.39
*Diluted earnings per share:	$0.38	$0.38

*Weighted average diluted shares outstanding (in thousands)	30,182	30,359

Capital expenditures	$2,767	$2,450
Depreciation and amortization	$6,298	$6,546

*April 2, 2016 share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 11, 2016.

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	4/1/2017	12/31/2016
ASSETS
Cash and cash equivalents	$10,763	$17,901
Accounts receivable and uncompleted contracts	112,781	109,415
Inventories	122,184	116,597
Other current assets	10,674	11,160
Property, plant and equipment, net	122,159	122,812
Other long-term assets	13,902	13,149
Intangible assets, net	95,529	98,103
Goodwill	115,294	115,207
Total assets	$603,286	$604,344

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,582	$2,636
Accounts payable and accrued expenses	59,606	60,756
Customer advances and deferred revenue	20,937	23,168
Long-term debt	138,914	145,484
Other liabilities	35,147	34,851
Shareholders' equity	346,100	337,449
Total liabilities and shareholders' equity	$603,286	$604,344

ASTRONICS CORPORATION
Segment Data
(Unaudited, $ in thousands)
	Three Months Ended
	4/1/2017	4/2/2016
Sales
Aerospace	$136,827	$138,649
Less Inter-segment	—	(340)
Total Aerospace	136,827	138,309

Total Test Systems	15,569	21,221
Total consolidated sales	152,396	159,530

Operating profit and margins
Aerospace	19,754	18,691
	14.4%	13.5%
Test Systems	318	2,210
	2.0%	10.4%
Total operating profit	20,072	20,901

Interest expense	1,133	1,087
Corporate expenses and other	3,448	3,302
Income before taxes	$15,491	$16,512

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended
	4/1/2017	4/2/2016	% change	2017 YTD
Aerospace Segment
Commercial Transport	$109,723	$113,396	-3.2%	72.1%
Military	15,146	12,280	23.3%	9.9%
Business Jet	7,536	6,525	15.5%	4.9%
Other	4,422	6,108	-27.6%	2.9%
Aerospace Total	136,827	138,309	-1.1%	89.8%

Test Systems Segment
Semiconductor	4,631	7,137	-35.1%	3.0%
Aerospace & Defense	10,938	14,084	-22.3%	7.2%
Test Systems Total	15,569	21,221	-26.6%	10.2%

Total	$152,396	$159,530	-4.5%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended
	4/1/2017	4/2/2016	% change	2017 YTD

Aerospace Segment
Electrical Power & Motion	$72,444	$75,392	-3.9%	47.6%
Lighting & Safety	42,670	40,566	5.2%	28.0%
Avionics	9,136	7,474	22.2%	6.0%
Systems Certification	2,159	4,606	-53.1%	1.4%
Structures	5,996	4,163	44.0%	3.9%
Other	4,422	6,108	-27.6%	2.9%
Aerospace Total	136,827	138,309	-1.1%	89.8%

Test Systems	15,569	21,221	-26.6%	10.2%

Total	$152,396	$159,530	-4.5%

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Astronics Corporation Reports 2017 First Quarter Financial Results
May 4, 2017

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Trailing Twelve Months
	07/02/2016	10/1/2016	12/31/2016	4/1/2017	4/1/2017
Sales
Aerospace	$142,501	$125,179	$128,052	$136,827	$532,559
Test Systems	21,925	29,920	26,016	15,569	93,430
Total Sales	$164,426	$155,099	$154,068	$152,396	$625,989

Bookings
Aerospace	$163,532	$122,821	$113,756	$122,836	$522,945
Test Systems	17,941	13,694	23,118	24,236	78,989
Total Bookings	$181,473	$136,515	$136,874	$147,072	$601,934

Backlog
Aerospace	$235,800	$233,442	$219,146	$205,155
Test Systems	58,011	41,785	38,887	47,554
Total Backlog	$293,811	$275,227	$258,033	$252,709	N/A

Book:Bill Ratio
Aerospace	1.15	0.98	0.89	0.90	0.98
Test Systems	0.82	0.46	0.89	1.56	0.85
Total Book:Bill	1.10	0.88	0.89	0.97	0.96

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